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                                                                   Exhibit 10.31


Exhibit 10.31 Agreement Between View Systems, Inc. and Magnum Financial, dated February 27th, 2000


February 21, 2000


Gunther Than
VIEW SYSTEMS, INC.
925 W. Kenyon Avenue, No. 15
Englewood, CO 80110


                                               RE: LETTER OF AGREEMENT
                                               Financial Communications Services
                                               ---------------------------------


Mr. Than:

Under separate cover, entitled "PRELIMINARY PROPOSAL FOR SERVICES" dated February 17, 2000, we previously submitted our assessment of View Systems and our recommendations as to how we would carry out comprehensive financial communications program for them. As we have now concluded after several phone conversations and a meeting with management, we are prepared to commence financial communications activities on behalf of the Company for certain compensation as outlined below. Attached herewith are the details of the subject activities we have agreed upon which are exhibited as "Summary of Program Components" and "Program Activity Schedule."

To reiterate statements previously made to View Systems, the objective of our financial communications program is to broaden the awareness of the Company in the U.S. capital markets through a methodical, disciplined and proven communications process structured to generate interest in the Company's securities with a goal of achieving the highest sustainable market value for those securities.

This Letter of Agreement shall serve as the complete and final understanding by and between the Parties hereto which, upon execution hereof, becomes the binding agreement by and between View Systems, Inc. (hereafter "View Systems," "VYST" or the Company") and Magnum Financial Group, LLC (hereafter "Magnum"), both of which are also referred to collectively herein as "the Parties."



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COMPENSATION

As consideration for the services Magnum has agreed to provide, View Systems shall pay Magnum monthly cash fees according to the following schedule:

CASH FEES

         View Systems shall pay Magnum cash as follows...$18,000 monthly on or before the first of each month. Monthly fees are invoiced on the 20th of the month prior to their due date as they are due upon the 10th of each month when services are to be rendered. A two percent (02%) discount may be taken for payments made and received at our office on or before the 20th of the month due; the payment is late on the 20th, in which event Magnum has the right to stop services until the payment is received. In the event subject payment is not received by the 30th of the month, Magnum reserves the right to terminate this Agreement and accelerate all compensation and reimbursable expenses as due and payable (see "Termination")

EXPENSES

As is typical with the rendering of professional services, we shall invoice View Systems for a pro-rata share of the indirect costs incurred on behalf of all of our clients which include long-distance telephone, outgoing broadcast facsimiles, cellular telephone, on-line securities trading and data services, and printed reference materials. These additional charges will initially run $450-$550 per month during the advisory and corporate development phase (March through April) (and to wind down the program in October), and then increase to $750-$1150 per month during the aggressive marketing phase (May through September). It is the policy of Magnum to pass through these indirect costs without markup. Your pro-rata portion of the indirect costs will be itemized, paid by Magnum in advance, and then billed to your separately from the monthly flat fee charge at the end of each month hereafter and due within thirty (30) days of receipt.

Total indirect costs shall be capped at $9000 for the term of this Agreement.

In addition, View Systems will normally incur certain direct costs from time to time over the duration of this Agreement for news wire distribution services, printing, 35mm color slides, color and black & white reproductions, bulk-mail postage, airfare, hotel, ground transportation,



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meeting rooms, audio/visual equipment rental, catering, entertainment, and monthly maintenance of the contact database we develop for you. It is the policy of Magnum to pass through these additional direct costs without markup and therefore will be billed to you directly from the vendor when pre-approved.

Our purchase of goods and services from vendors and others outside of Magnum on your behalf (direct costs) related to our carrying out the subject activities for View Systems shall first be approved by View Systems and then billed directly to View Systems when practicable.

EXCESS EVENTS, PREMIUM FEES

Our monthly fees are designed to provide a planned financial communications program that is implemented consistently over a period of time based on a reasonable estimate of the hours of work required to effect that plan. For reasons beyond our control, particularly in times of crisis (proxy fights, auditor resignations, class-action litigation, suspension of trading, de-listing of securities, frenzied trading activity, etc) or rush situations (such as late SEC filings, last minute news releases, other critical news releases, after-hour meetings, etc.) the Company may require our involvement and time beyond the scope of this Agreement.

These events and situations shall henceforth be considered "excess" events. In such events, should any principal or employee of Magnum be required to work in excess of eight (08) hours per day to complete tasks for the Company, then the company shall be billed on an hourly basis at the rate of $375.00 per hour. Pre-approval by the Company is required.

EQUITY AND DEBT FINANCING EXPRESSLY EXCLUDED

Further, while our scope of work traditionally interfaces with investment bankers and investment funds in the financial community, we do not engage in corporate finance. Our services are defined as financial communications and investor relations, and our fees are structured to cover only these services. Should View Systems require any form of financing, we would be more than pleased to facilitate an introduction to Atlantis Capital Group, LLC who will consider the financing request and possibly place it with the appropriate commercial lenders, investment banks or institutional funds known to them. In such case, a separate success fee would apply should the financing be secured.


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EFFECTIVE DATE, COMMENCEMENT DATE
While the effective date of the Agreement is the date it is signed by view Systems, the date our activities will actually commence will be March 1, 2000. Both the effective date and commencement date are subject to View Systems' execution of this Agreement and their timely delivery of the various compensation instruments and an original signed document as stipulated herein (see "Acceptance, Execution, & Completion".

TERM OF AGREEMENT

Upon the Company's execution hereof and their timely delivery of compensation instruments as stipulated herein (see "Acceptance, Execution, & Completion"), this Agreement shall continue for a duration of nine (09) months from the Commencement Date (see " Commencement Date"0. Thereafter, if the Agreement is not terminated as provided herein, the Agreement shall continue on a month-to-month basis at a monthly fee that may be negotiated and agreed upon by and between the Parties upon the Agreement converting to a month-to-month basis.

In the event the Agreement is not terminated as provided herein and a monthly fee is not determined by the Parties prior to the conversion to month-to-month, then the Agreement shall continue on a month-to month-basis, at a monthly fee as determined by the last fee remitted by the View Systems to Magnum, until terminated by either Party.

TERMINATION

This Agreement may be terminated by either party after the nine-month period without cause by providing fifteen (15) days written notice to the other and delivering same by registered mail.

View Systems shall, within ten (100 days of the execution date hereof, remit to Magnum the compensation instruments and an original of this signed as stipulated further in this Agreement (see "Acceptance, Execution, & Completion"). In the event View Systems fails to remit any of the items stipulated, then Magnum shall have the right to terminate this Agreement immediately without notice or demand.

In the event Magnum is not in receipt of its monthly fee or reimbursed for expenses billed within thirty (30) days of its due date, then Magnum shall have the right to terminate this Agreement immediately without notice or demand.


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Should Magnum desire to terminate this Agreement as provided herein, then all monies, stock, and stock purchase warrants then earned or unearned shall accelerate and become due, payable, and issuable, as the case may be. Simple interest of twelve percent (12%0 per annum will be levied on any and all unpaid balances, whether monies owed are fees or expenses to be reimbursed Magnum. All costs of collection, litigation, and enforcement of any judgment shall be paid by losing party.

Notwithstanding the above, any material breach, insolvency, or bankruptcy of either party shall terminate this Agreement immediately.

LAWS, REGULATIONS, & CONFIDENTIALITY
In this relationship, Magnum agrees to comply fully with all federal and state securities laws and regulations, industry guidelines and applicable corporate law. Additionally, our firm shall maintain the confidentiality of all information of View Systems not cleared by the Company for public release.

INDEMNIFICATION

View Systems agrees to indemnify and hold harmless Magnum, including its principals, members, and employees from and against any and all losses, claims, damages, expenses and/or liabilities which Magnum may incur arising out Magnum's reliance upon and approved use of information, reports, and data furnished by and representations made by View Systems, with respect to itself, whereby Magnum in turn distributes and conveys such information, reports, and data to the public in the normal course of representing View Systems in financial communications activities. Such indemnification shall include, but not be limited to, expenses (including all attorney's fees), judgments , and amounts paid in settlement actually and reasonably incurred by Magnum in connection with an action, suit or proceeding brought against Magnum and/or its principals, members, or employees.

Similarly, Magnum agrees to indemnify and hold harmless View Systems, including its principals, directors, officers, and employees from and against any and all losses, claims, damages, expenses and/or liabilities which View Systems may incur arising out of Magnum's representation of View Systems to the investment community, media, or its shareholder. Such indemnification shall include, but not be limited to, expenses (including all attorney's fees), judgments, and amounts paid in settlement actually and reasonably incurred by View Systems in connection with an action, suit or proceeding brought



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against View Systems and/or its principals, members, or employees

ACCEPTANCE, EXECUTION, & COMPLETION
Should you accept the terms, conditions, and provisions outlined herein please indicate such by signing and dating as provided for below.

In order that Magnum Financial have documented authority to represent View Systems, Inc., please forward a facsimile of the signed and dated document to us at (Fax: 213-892-2281) immediately upon execution.

To complete the transaction between us, View Systems shall, within ten (10) days of the execution date hereof, remit the following: (i. An original of the signed and dated document; and (ii. A check in the amount of $18,000 ( as the March fee). We recommend that you express all aforementioned items for timely delivery.

MISCELLANEOUS
This Agreement shall be deemed to be executed and delivered within the State of California and is to be construed, interpreted and applied in accordance with the laws of the State of California, excluding that body of law relating to the Conflicts of Law. This Agreement shall have venue in the courts of Los Angeles County.

If any provision, term, or condition of this Agreement, or any application thereof, shall be declared invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Agreement, and any other application of such provision, term, or condition, shall survive and continue in full force and effect.

The failure of either party to exercise any right, power, options or remedies provided or hereunder, or to insist upon strict compliance with the terms hereof by the other, shall not constitute a waiver of the terms and conditions of this Agreement with respect to any other subsequent breach thereof, nor a waiver by either party compliance with all terms hereof. The rights and remedies hereunder are cumulative to any other rights or remedies that may granted by law. of its rights at any time thereafter to require exact and strict

The undersigned hereby represent, warrant and certify that they in fact have full authority to enter into this specific Agreement; and furthermore agree to provide each other proof of such authority should such proof be



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requested.

This is the complete and final Agreement between the Parties relative to the subject matter hereof and all prior and contemporaneous statements, both oral and written are hereby superceded.

On behalf of the principals and entire staff at Magnum Financial Group, we wish to thank you for your confidence in retaining our firm. Your account team looks forward to working with you now and in the future toward mutually beneficial goals.

Respectfully submitted and agreed upon:
MAGNUM FINANCIAL GROUP, LLC



Steven B. Johnson
Principal




IN AGREEMENT AND ACCEPTANCE OF THE TERMS AND CONDITIONS HEREIN:
VIEW SYSTEMS, INC.


__________________________                           ________________
Gunther Than                                               Date
President & Chief Executive Officer



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                                    ADDENDUM

Mr. Gunther Than
President & CEO
View Systems, Inc.
925 West Kenyon Avenue
Englewood, Colorado  80110

Dear Gunther:

This letter forms an Addendum to that Agreement between Magnum Financial Group, LLC and View Systems, Inc. dated February 27, 2000.

Magnum Financial Group, LLC and View Systems, Inc. hereby agree to an early termination of the Agreement for financial communications services, such termination to be effective April 30, 2000, and such termination will be conditional upon payment in full by View Systems, Inc. of $20,301.34, by April 28, 2000, being the financial communications fees for the month of April, and all expenses incurred by Magnum not yet paid by View Systems. Upon such payment each party shall be released from any further obligations or liabilities in connection with the Agreement.

Please acknowledge this Addendum to the Agreement by signing below. Please fax a copy to our office, and Federal Express an original signed copy to us, for our records.

Sincerely;

MAGNUM FINANCIAL GROUP, LLC



Michael Manahan
Principal

Acknowledge and accepted on behalf of View Systems, Inc.


________________________
Gunther Than, CEO



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